CONSENT OF THOMAS C. POOL

The undersigned hereby consents to:

(i)

the filing of the written disclosure (the “Technical Disclosure”) regarding (a) the “Technical Report on the Arizona Strip Uranium Project, Arizona, U.S.A.” dated June 27, 2012, (b) the “Technical Report Update of Gas Hills Uranium Project Freemont and Natrona Counties, Wyoming, USA” dated March 22, 2013, and (c) the “Technical Report on the Henry Mountains Complex Uranium Property, Utah, U.S.A.” dated June 27, 2012, contained in the Annual Report on Form 10-K for the period ended December 31, 2015 (the “10-K”) of Energy Fuels Inc. (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-3 Registration Statement being filed with the SEC, and any amendments thereto (the “S-3”); and

(iii)	the use of my name in the 10-K and the S-3.

(Signed) “Thomas C. Pool”
Thomas C. Pool, P.E.

Date: April 15, 2016